Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 16, 2011, we completed the previously announced acquisition (the “Acquisition”) of a majority interest in W.E.T. Automotive Systems AG, a German company (“W.E.T.”) through our wholly-owned subsidiary, Amerigon Europe GmbH. A total of 2,316,175 shares, representing 76.19 percent of the outstanding voting stock of W.E.T., were tendered to Amerigon in response to Amerigon’s offer of €40 per share. An additional 2,093 shares were tendered at the same price on May 26, 2011 pursuant to an additional acceptance period of the tender offer. The total purchase price for the Acquisition was €92.7 million, or $130.7 million, in cash plus the assumption of €36.0 million in debt obligations less €12.1 million in cash acquired.

Prior to the Acquisition, Amerigon and W.E.T. were engaged in lawsuits concerning intellectual property (“the Lawsuits”). The Lawsuits were settled upon consummation of the Acquisition.

On March 30, 2011, we and Amerigon Europe entered into a credit facility with a syndicate of banks, including Bank of America, N.A., acting as Administrative Agent, Swing Line Lender and L/C Issuer (“Bank of America”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as Sole Lead Arranger and Sole Book Manager (the “US Bank of America credit facility”) and W.E.T. and W.E.T. Automotive Systems Ltd. a Canadian corporation entered into a credit facility with the same syndicate of banks (the “W.E.T. Bank of America credit facility”). We refer to the US Bank of America credit facility and the W.E.T. Bank of America credit facility throughout this section of the Form 8-K collectively as the “Bank of America credit facility.” We used the borrowings under the US Bank of America credit facility to partially fund the Acquisition and to fund Amerigon’s ongoing operations. W.E.T. used borrowings under the W.E.T. Bank of America credit facility to refinance a portion of the long term debt obligations of W.E.T. and to fund W.E.T.’s ongoing operations.

On March 31, 2011, we borrowed $35 million of our term loan facility and approximately $19.0 million under our revolving credit facility and Amerigon Europe borrowed up to $33 million under its term loan facility in connection with the closing of the Acquisition. These along with $70.0 million in proceeds from our sale of our Series C Convertible Preferred stock were combined with $23.3 million of our cash reserves to fund a series of Escrow accounts that were established to provide the necessary financing for the Acquisition sufficient to cover the purchase of 100% of the capital stock of W.E.T. The tender offer resulted in our acquiring only 76.3% of W.E.T.’s capital stock. The excess amounts held in the escrow accounts totaling €35.2 million, or $49.7 million, was used to repay a portion of the US Bank of America credit facility, including, specifically, a portion of the Amerigon Europe term loan facility and a portion of the then outstanding revolving line of credit facility. Our term loan facility and Amerigon Europe’s term loan facility, both included in the US Bank of America credit facility, are subject to quarterly amortization of principal, with the remaining principal balance and any outstanding loans under the revolving credit facility to be repaid on the fifth anniversary of initial funding. Borrowings under the US Bank of America credit facility will bear interest based on the LIBOR rate plus a margin ranging from 2.50% to 3.25%. We and Amerigon Europe can also borrow at a base rate which is determined by the higher of (a) Bank of America’s prime rate, (b) Federal Funds rate plus 50 basis points, or (c) the LIBOR rate plus 100 basis points, plus a margin ranging from 1.50% to 2.25%. The margins are based on our consolidated leverage ratio (defined as the ratio of our and our subsidiaries’ total debt to EBITDA as defined in the US Bank of America credit facility and determined on a consolidated basis). The US Bank of America credit facility also provides for customary affirmative and negative covenants.

The accompanying unaudited pro forma condensed combined financial information combines the historical consolidated statements of operations of Amerigon, giving effect to the completion of the Acquisition, borrowings under the Bank of America credit facility and sale of our Series C Convertible Preferred Stock and the application of the net proceeds there from in each case as if they occurred on January 1, 2011, for income statement purposes, and March 31,

2011, for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, the historical financial statements of Amerigon and W.E.T. and Amerigon’s Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing on Form 10Q for the period ended March 31, 2011 and the Corporate Interim Report of W.E.T. filed on form 8-K on May 20, 2011.

The Acquisition has been treated as a purchase of W.E.T. by Amerigon, with Amerigon as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our purchase price allocation and estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies.

The unaudited historical results of operations of W.E.T. for the three month period ended March 31, 2011, have been prepared in accordance with International Financial Accounting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”) and reconciled to U.S. GAAP for the purpose of such presentation. We have incurred certain non-recurring expenses in connection with the Acquisition and the execution of the Bank of America credit facility. These expenses were approximately $3.7 million and $4.2 million, respectively. In addition, we have incurred fees and expenses of approximately $5.9 million in connection with the sale of the Series C Convertible Preferred Stock. The acquisition expenses are reflected in the pro forma condensed combined balance sheet as of March 31, 2011, as an adjustment to cash and equity, but are not reflected in the pro forma condensed combined statements of earnings for the three month period ended March 31, 2011, as they are not expected to have a continuing impact on operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of March 31, 2011
	Amerigon	W.E.T.	Pro Forma Adjustments			Pro Forma Consolidated
	(In Thousands)
ASSETS
Current assets:
Cash & cash equivalents	$6,584	$16,716	$2,671 (1,882 (1,135 (6,237	) ) )	a i j b	$16,717
Restricted cash	182,002	—	(131,556 (49,973	) )	c a	473
Accounts receivable, net	25,661	62,618	—			88,279
Inventory	7,326	36,136	1,509		d	44,971
Derivative financial instruments	—	5,850	—			5,850
Deferred income tax assets	1,460	1,940	(1,045)		h	2,355
Assets held for sale	—	10,387	—			10,387
Prepaid expenses and other assets	1,570	7,039	3,242		e	11,851

Total current assets	224,603	140,686	(184,406)			180,883
Property and equipment, net	4,507	37,467	479		f	42,453
Goodwill	—	59,752	(59,752 32,075)		g h	32,075
Other intangible assets	5,019	9,797	(9,797 116,620)		g h	121,639
Deferred income tax assets	4,217	23,081	(23,607)		h	3,691
Other non-current assets	4,911	960	(993 1,135)		a j	6,013

Total assets	$243,257	$271,743	$(128,246)			$386,754

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	19,337	28,221	—			47,558
Accrued liabilities	11,943	42,846	(6,237)		b	48,552
Derivative financial instruments	2,675	1,934	(2,610)		p	1,999
Current maturities of long-term debt	87,233	8,862	(83,240 (6,003 8,509	) )	a i i	15,361
Pension benefit obligation	—	291	—			291

Total current liabilities	121,188	82,154	(89,581)			113,761
Pension benefit obligation	764	3,801	—			4,565
Long term debt	—	44,384	35,938 (38,425 34,037)		a i i	75,934
Derivative financial instruments	—	14,850	—			14,850
Deferred income tax liabilities	—	8,370	—			8,370

Total liabilities	121,952	153,559	(58,031)			217,480
Preferred stock	61,465	—	—			61,465
Total shareholders’ equity	59,840	117,790	(117,790 (993 2,610	) )	g a p	61,457
Non-controlling interest	—	394	45,958		k	46,352

Total shareholders’ equity	59,840	118,184	(70,215)			107,809

Total liabilities and shareholders’ equity	$243,257	$271,743	$(128,246)			$386,754

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the three months ended March 31, 2011
	Amerigon	W.E.T.	Pro Forma Adjustments		Pro Forma Consolidated
	(In Thousands, except per share data)
Product revenues	$35,796	$90,404	$(1,703)	l	$124,497
Cost of sales	25,340	63,436	1,509 1,077	d l	91,362

Gross margin	10,456	26,968	(4,289)		33,135
Operating costs and expenses:
Research and development expenses	2,469	5,724	—		8,193
Acquisition transaction expenses	3,754		(3,754)	b	—
Selling, general and administrative expenses	3,364	9,781	3,242	e	16,387

Total operating costs and expenses	9,587	15,505	(512)		24,580

Operating income	869	11,463	(3,777)		8,555
Interest income	9	21	(9)	m	21
Interest expense	—	(2,156)	99	n	(2,057)
Gain on revaluation of financial instruments	—	4,494	—		4,494
Other income	227	699	—		926

Earnings before income tax	1,105	14,521	(3,687)		11,939
Income tax expense	1,771	3,211	(2,034)	o	2,948

Net income	(666)	11,310	(1,653)		8,991
Income (loss) attributable to non-controlling interest	—	(26)	(2,676)	k	(2,702)
Convertible preferred stock dividends	—	—	(2,923)	q	(2,923)

Net (loss) income attributable to common shareholders	$(666)	$11,284	$(7,252)		$3,366

Basic earnings per share	$(0.03)				$0.15

Diluted earnings per share	$(0.03)				$0.15

Weighted average number of shares – basic	22,081				22,081

Weighted average number of shares – diluted	22,081		846	r	22,927

See accompanying notes to unaudited pro forma condensed combined financial information

Notes to Unaudited Pro Forma Condensed Combined Financial Information for

Amerigon and W.E.T.

(in thousands, except per share data)

Note 1 – Description of Transaction

On May 16, 2011, we completed the previously announced acquisition (the “Acquisition”) of a majority interest in W.E.T. Automotive Systems AG, a German company (“W.E.T.”) through our wholly-owned subsidiary, Amerigon Europe GmbH. A total of 2,316,175 shares, representing 76.19 percent of the outstanding voting stock of W.E.T., were tendered to Amerigon in response to Amerigon’s offer of €40 per share. An additional 2,093 shares were tendered at the same price on May 26, 2011 pursuant to an additional acceptance period of the tender offer. The total purchase price for the Acquisition totaled €92.7 million, or $130.7 million, in cash plus the assumption of €36.0 million in debt obligations less €12.1 million in cash acquired.

Note 2 – Basis of Presentation

The unaudited pro forma financial information has been compiled from underlying unaudited financial statements of W.E.T. prepared in accordance with IFRS in accordance with IASB, reconciled to U.S. GAAP for the purpose of such presentation (see Note 4).

The unaudited pro forma condensed combined financial information combine the historical consolidated statements of operations of Amerigon, giving effect to (a) the completion of the Acquisition, incurrence of debt under the Bank of America credit facility and sale of our Series C Convertible Preferred Stock in each case as if they occurred on January 1, 2011 for income statement purposes and March 31, 2011 for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, the historical financial statements of Amerigon and Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing on Form 10-Q for the period ended March 31, 2011 and the Corporate Interim Report of W.E.T. filed on Form 8-K on May 20, 2011. The Acquisition will be treated as a purchase with Amerigon as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of purchase price allocation and fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies.

For the pro forma condensed combined balances, the purchase price of approximately $131.6 million, net of cash acquired of $16.7 million, has been allocated to the fair values of assets and liabilities acquired as of March 31, 2011. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. An appraisal will be performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. The final purchase price allocation may result in a materially different allocation than that presented in this unaudited pro forma condensed combined financial information. Such allocation, in thousands is as follows:

Accounts receivable	$62,618
Inventory	37,645
Derivative financial instruments	5,850
Deferred income tax assets	895
Assets held for sale	10,387
Order backlog	3,242
Prepaid expenses and other assets	7,039
Property and equipment	37,946
Customer relationships	86,848
Technology	23,220
Product development costs	6,552
Goodwill	32,075
Other non-current assets	960
Assumed liabilities (including non-controlling interest)	(147,191)
Assumed debt obligations (including those to be refinanced)	(53,246)

Net assets acquired	114,840
Cash acquired	16,716

Purchase price	$131,556

Identifiable intangible assets.

Customer relationships, technology and product development costs will be amortized on a straight-line basis over an estimated average estimated life of 12, seven and four years, respectively.

Goodwill.

Approximately $32.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made will be recognized.

Note 3 – Accounting Policies

We are currently reviewing W.E.T.’s accounting policies. As a result of that review it may become necessary to adjust the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4 – Reconciliation of amounts for W.E.T. between IFRS and U.S. GAAP

The consolidated financial statements of W.E.T. have been prepared in accordance with IFRS as issued by the IASB which differs from U.S. GAAP in certain respects. A description of the relevant accounting principles which differ materially and the related adjustments we made to the W.E.T. amounts for purposes of preparing these unaudited pro forma condensed financial statements are as follows:

Capitalization of development costs

Under IFRS, development costs are capitalized on the balance sheet and amortized over their estimated useful life. Under U.S. GAAP these expenses are expensed as incurred. We eliminated the carrying value of development costs and the related deferred tax liability as of March 31, 2011 in the unaudited pro forma condensed combined balance sheet. We also eliminated development cost amortization expense, recorded an expense for development costs that had been capitalized and recorded a related deferred tax expense in the unaudited pro forma condensed combined statement of operations.

Reversal of Impairment Recognized in Prior Years

Under IFRS, impairment losses for assets other than goodwill are reversed during periods subsequent to the impairment if certain conditions are met. Reversals of impairment losses are not permitted under U.S. GAAP. During 2010, W.E.T. partially reversed an impairment loss related to customer relationships that had been recorded during 2008. We reversed this adjustment.

These adjustments are summarized as follows:

	As of March 31, 2011		For the three months ended March 31, 2011
	Other Intangible Assets	Deferred Tax Liability	Product Revenues	Research and Development Expenses	Income Tax Expense
IFRS carrying value	€34,678	€13,315	€65,575	€4,998	€1,993
Cumulative capitalized development costs at March 31, 2011	(8,215)	(2,198)	—	—	—
Development cost amortization during 2011	—		—	(814)	218
Impairment reversal net of accumulated amortization	(19,555)	(5,215)	510	—	136

U.S. GAAP carrying value	€6,908	€5,902	€66,085	€4,184	€2,347

Amount translated to US Dollars	$9,797	$8,370	$90,404	$5,724	$3,211

Note 5 – Pro Forma Adjustments

The following are the descriptions of the pro forma condensed combined balance sheet and statement of operations adjustments:

(a)	On March 31, 2011, we borrowed $35 million of our term loan facility and approximately $19.0 million under our revolving credit facility and Amerigon Europe borrowed up to €23.4 million ($33.2 million) under its term loan facility in connection with the closing of the Acquisition. These amounts are included in the Amerigon balance sheet as of March 31, 2011 as current maturities of long-term debt. Proceeds of these borrowings along with $70.0 million in proceeds from our sale of our Series C Convertible Preferred stock were combined with $23.3 million of our cash reserves to fund a series of Escrow accounts totaling €128.0 million, or $182.0 million, that were established to provide the necessary financing for the Acquisition sufficient to cover the purchase of 100% of the capital stock of W.E.T.. The tender offer resulted in our acquiring only 76.3% of W.E.T.’s capital stock. The excess proceeds held in the escrow accounts totaling €35.2 million, or $50.0 million, was used to repay a portion of the Amerigon Europe term loan facility and a portion of the then outstanding revolving line of credit facility. The adjustment reflects the proper classification of current and noncurrent principal payments required under the US Bank of America credit facility agreement. Additionally, we expensed the pro-rata portion of deferred financing costs related to the portion of the Amerigon Europe term note that was repaid totaling $933 thousand. This amount is reflected in the pro forma condensed combined balance sheet as of March 31, 2011, as an adjustment to cash and equity, but are not reflected in the pro forma condensed combined statements of operations for the three month period ended March 31, 2011, as it is not expected to have a continuing impact on operations.

(b)	As of March 31, 2011 we had unpaid transaction costs related to the Acquisition, Bank of America credit facility and the sale of the Series C Convertible Preferred Stock totaling $6,237 included in accrued liabilities. This adjustment reflects the reduction in cash and accrued liabilities related to the eventual payment of these fees. The Acquisition transaction expenses totaling $3,754 included in the Amerigon statement of operations were for the Acquisition and are reversed for purposes of the pro forma condensed combined statement of operations since they are not expected to have a continuing impact on operations.

(c)	Change in restricted cash relates to the liquidation and use of $131,556 for the Acquisition.

(d)	To record inventory at its estimated fair value.

(e)	To recognize the fair value of W.E.T.’s customer order backlog on the Acquisition date.

(f)	At this time there is insufficient information as to the specific nature, age and condition of W.E.T.’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. Therefore, we have used W.E.T.’s carrying amount at the balance sheet date for these pro forma condensed combined financial statements. However, we have identified certain internally developed software used in W.E.T.’s operations that are not currently recognized in W.E.T.’s balance sheet and having an estimated fair value of $479 and an estimated useful life of two years. For each $5,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 7 years, depreciation expense would change by approximately $714 annually.

(g)	To eliminate historical balances:

The adjustments reflect the elimination of W.E.T.’s goodwill, other identifiable intangible assets and equity in connection with the W.E.T. acquisition.

(h)	To recognize $32,075 of goodwill, $86,848 of amortizable customer relationships, $23,220 in technology and $6,552 in product development and related current deferred tax liability of $1,045 and noncurrent deferred tax liability of $23,607 in connection with the Acquisition.

(i)	The following adjustments display the debt refinancing of a portion of W.E.T.’s existing indebtedness. For purposes of these unaudited pro forma condensed combined financial statements, we assumed that debt financing was completed at the time the Acquisition closed.

W.E.T. Refinancing Loans:
Current portion	$6,003
Long-term portion	38,425
Less cash used	(1,882)

W.E.T. Term Note – Net debt refinanced	$42,546

Current portion	$8,509
Long-term portion	$34,037

W.E.T. loans not refinanced:
Bank of China revolving loan	$2,973
Capital lease obligations	5,845

Total loans not refinanced	$8,818

Current portion	$2,859
Long-term portion	$5,959

Amerigon loans:
Term note 1	$35,000
Term note 2	4,931
Revolving credit note ($25.0 million available)	—

Total acquisition loans	$39,931

Current portion	$3,993
Long-term portion	$35,938

Total Pro Forma debt	$91,295

Current portion	$15,361
Long-term portion	$75,934

(j)	To record deferred financing charges incurred in connection with the credit facilities incurred under our new Credit Facility, which will be amortized over five years.

(k)	Adjustment reflects the estimated fair value of the non-controlling interest in W.E.T.’s capital stock which represents 23.7% of W.E.T.’s voting shares for purposes of the unaudited pro forma condensed combined balance sheet and the allocation of W.E.T.’s net income for the three month period ended March 31, 2011 for purposes of the unaudited pro forma condensed statement of operations.

(l)	Represents the additional amortization totaling $1,703 for customer relationships and $1,077 for technology and product development costs resulting from the Acquisition.

(m)	Represents the elimination of interest income earned on Amerigon’s short-term investments during the three month period ended March 31, 2011. We used the majority of our cash and short-term investments in order to finance the W.E.T. acquisition.

(n)	Adjustment to historical interest expense to reflect the incurrence of $82,477 of borrowings (net of amounts repaid), amortization of deferred debt issuance costs relating to such borrowings and the repayment and retirement of a portion W.E.T.’s current indebtedness.

Acquisition loans	$39,931		$39,931
W.E.T. Refinancing loans		$42,546	42,546

Total new loans			$82,477

3-month EURIBOR @ 7/15		1.00%
3-month LIBOR @ 7/15	0.25%
Interest rate margin per loan agreement	3.25%	3.25%

Effective interest rate	3.50%	4.25%

Expense on new debt for three months	$349	$452	$801
Interest on W.E.T. loans not refinanced			1,047
Amortization of issuance costs			209

Total expense			2,057
Less historical interest expense			(2,156)

Total interest expense adjustment			$(99)

The LIBOR rate at July 15, 2011 was 0.25% and the EURIBOR rate at July 15, 2011 was 1.00%. An increase of 0.125% in the interest rates of our floating rate debt would increase our annual pro forma interest expense by approximately $103.

(o)	For purposes of these unaudited pro forma condensed combined financial statements, we used tax rates effective in the jurisdictions to which these adjustments apply. These rates may change as we perform a complete tax analysis.

(p)	On March 30, 2011 we sold 7,000 shares of our Series C Convertible Preferred Stock (“Convertible Preferred Stock”) to fund a portion of the Acquisition. The Convertible Preferred Stock carries an 8% dividend and is convertible to 4,421,984 shares of our Common Stock. Certain terms of the Convertible Preferred Stock represent embedded derivatives as follows:

Description of Embedded Derivative	Classification	Estimated Value
No acquisition redemption premium	Liability	$700
No acquisition warrants	Liability	$1,910

The proceeds from the offering, net of $5,925 in transaction expenses, totaled $64,075 and was allocated to the Preferred Shares and to the embedded derivatives. Upon consummation of the Acquisition, the no acquisition redemption premium and no acquisition warrants expired. The amount recorded for these derivatives resulted in a gain. This gain is reflected in the pro forma condensed combined balance sheet as of March 31, 2011 as an adjustment to total shareholders’ equity, but not reflected in the pro forma condensed combined statements of earnings for the three month period ended March 31, 2011, as it is not expected to have a continuing impact on operations.

(q)	Represents the payment of the 8% dividend for the Convertible Preferred Stock plus the amortization of the related transaction expenses and amounts allocated to the embedded derivatives using the interest method.

8% dividend payable during the first three months	$1,395
Amortization of transaction expenses and amounts allocated to the embedded derivatives	1,528

Total	$2,923

(r)	The adjustment reflects the inclusion of the dilutive effect of stock options outstanding under our stock option plans. These were not included in the diluted weighted average number of shares for the Amerigon three month period since the reported net loss during that period caused the effect of including the option shares to be anti-dilutive. The dilutive weighted average number of shares does not reflect an adjustment for the Series C Convertible Preferred Stock because the effect of their inclusion would be anti-dilutive.